Exhibit 99.1

PRESS RELEASE FOR IMMEDIATE ISSUE

FOR:	MDC Partners Inc.	CONTACT:	Matt Chesler, CFA
	745 Fifth Avenue, 19th Floor		VP, Investor Relations
	New York, NY 10151		646-412-6877
mchesler@mdc-partners.com

MDC Partners Announces SEC Settlement Framework

New York, NY, November 9, 2016 (NASDAQ: MDCA) – MDC Partners Inc. (“MDC Partners” or the “Company”) announced today that it has reached an agreement in principle to resolve the ongoing investigation by the Securities and Exchange Commission (the “SEC”). The SEC Commissioners must still approve the proposed framework agreement, which was reached with the Philadelphia Regional Office of the SEC, and therefore the terms are not final.

The Company first announced the SEC investigation on April 27, 2015, as well as subsequent actions taken as part of an internal investigation, including the resignation by Miles Nadal, the Company’s former Chairman and Chief Executive Officer.  As a result of the investigation, Mr. Nadal agreed to fully repay the Company for improper expenses incurred in an aggregate amount of $11,285,000, together with an amount equal to $10,581,605 in respect of prior cash bonus awards.

Under the proposed framework agreement, the Company is not admitting liability. The Company would agree to entry of a cease and desist order that it not violate Section 17(a)(2) of the Securities Act of 1933 and Sections 13(a), 13(b) and 14(a) of the Securities Exchange Act of 1934 and related rules requiring that periodic filings be accurate (including Regulation G), that accurate books and records and a system of internal accounting controls be maintained and that solicitations of proxies comply with the securities laws, which the SEC Staff has concluded MDC unintentionally violated. In addition, the Company would pay a $1.5 million civil penalty to the SEC to resolve all potential claims by the SEC against the Company relating to these matters. There will be no restatement of any of the Company’s previously-filed financial statements.

Scott L. Kauffman, the Company’s Chairman and Chief Executive Officer, stated that “We are extremely pleased that this matter is on its way towards final resolution for the Company and our stakeholders.”  Mr. Kauffman added, “We greatly appreciate that the Philadelphia Regional Office of the SEC recognized our high level of cooperation and the extensive internal investigation conducted by the Company’s Special Committee and outside counsel, as well as the self-initiated remedial measures implemented in connection with new policies and procedures.”

MDC Partners understands that the SEC will continue its investigation of certain persons who previously served as executive officers of the Company.

About MDC Partners Inc.

MDC Partners is one of the fastest-growing and most influential marketing and communications networks in the world. Its 50+ advertising, public relations, media, branding, digital, social and event marketing agencies are responsible for some of the most memorable and engaging campaigns for the world’s most respected brands. As "The Place Where Great Talent Lives," MDC Partners is known for its unique partnership model, empowering the most entrepreneurial and innovative talent to drive competitive advantage and business growth for clients. By leveraging technology, data analytics, insights, and strategic consulting solutions, MDC Partners drives measurable results and optimizes return on marketing investment for over 1,700 clients worldwide.

For more information about MDC Partners and its partner firms, visit www.mdc-partners.com and follow us on Twitter: http://www.twitter.com/mdcpartners.

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This press release contains forward-looking statements. The Company’s representatives may also make forward-looking statements orally from time to time. Statements in this press release that are not historical facts, including statements about the expected terms of the Company’s proposed settlement agreement with the SEC, constitute forward-looking statements.  These statements are based on current discussions, and are subject to change based on a number of factors, including those outlined in this section.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events, if any.

Forward-looking statements involve inherent risks and uncertainties.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Such risk factors include, but are not limited to, the following:

•	the finalization of a formal settlement agreement with the SEC consistent with the proposed framework;
•	the class action securities litigation claims;
•	risks associated with severe effects of international, national and regional economic downturn;
•	the Company’s ability to attract new clients and retain existing clients;
•	the spending patterns and financial success of the Company’s clients;
•	the Company’s ability to retain and attract key employees;
•	the Company’s ability to remain in compliance with its debt agreements and the Company’s ability to finance its contingent payment obligations when due and payable, including but not limited to those relating to redeemable noncontrolling interests and deferred acquisition consideration;
•	the successful completion and integration of acquisitions which complement and expand the Company’s business capabilities; and
•	foreign currency fluctuations.

The Company’s business strategy includes ongoing efforts to engage in acquisitions of ownership interests in entities in the marketing communications services industry.  The Company intends to finance these acquisitions by using available cash from operations, from borrowings under its credit facility and through incurrence of bridge or other debt financing, any of which may increase the Company’s leverage ratios, or by issuing equity, which may have a dilutive impact on existing shareholders proportionate ownership.  At any given time the Company may be engaged in a number of discussions that may result in one or more acquisitions.  These opportunities require confidentiality and may involve negotiations that require quick responses by the Company.  Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transactions, the announcement of any such transaction may lead to increased volatility in the trading price of the Company’s securities.

Investors should carefully consider these risk factors and the additional risk factors outlined in more detail in the Annual Report on Form 10-K under the caption “Risk Factors” and in the Company’s other SEC filings.